Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

APOLLO MEDICAL HOLDINGS, INC.

Apollo Medical Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Apollo Medical Holdings, Inc. This Certificate of Amendment amends the Corporation’s Restated Certificate of Incorporation filed on January 16, 2015, and amended on April 24, 2015 and December 8, 2017.

SECOND: Article IX of the Company’s Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“[Reserved.]”

THIRD: Article XIII of the Company’s Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“Unless otherwise required by law or by resolution of the Board of Directors, the authorized number of directors of the Corporation shall be fixed from time to time by the Board of Directors.”

FOURTH: This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Co-Chief Executive Officer on this 18th day of June, 2018.

APOLLO MEDICAL HOLDINGS, INC.,
a Delaware corporation

By:	Warren Hosseinion
Warren Hosseinion, M.D., Co-Chief Executive Officer